NEWS RELEASE

Contact: Alliance Data
Julie Prozeller – Analysts/Investors
Financial Dynamics
212.850.5721
alliancedata@fd.com

Shelley Whiddon – Media
972.348.4310
Shelley.Whiddon@alliancedata.com

Alliance Data Closes $950 Million of Fixed-Rate Term Asset-Backed Securities

Issuance Follows $709 Million Raised in the Term Asset-Backed Market in April

DALLAS, TX., Aug. 14, 2009 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that World Financial Network Credit Card Master Note Trust has issued $950,000,000 of fixed-rate term asset-backed securities. The asset-backed securities were issued as part of the securitization program for Alliance Data’s private label credit card banking subsidiary, World Financial Network National Bank. Today’s announcement represents a continuation of the Company’s strategy of utilizing various funding sources to achieve an overall balanced funding structure.

Ed Heffernan, president and chief executive officer, said, “Continuing to secure long-term fixed-rate sources of funding is one of our critical objectives. Accessing the term markets frees-up additional excess liquidity from our other sources of funding such as CDs and bank conduits. This, in turn, supports our plan of augmenting our private label business by taking advantage of the current favorable funding environment for acquiring high-quality credit card portfolios to supplement our organic growth.”

The securities consist of three series of notes with an average life of just under three years. Approximately $750 million of the notes are rated AAA, are eligible collateral under the U.S. government’s TALF (Term Asset-Backed Securities Loan Facility) program and carry a weighted average fixed rate just under 4 percent. The remaining approximately $200 million of investment grade securities have been and will continue to be retained by the Company and financed through low-cost FDIC-insured CDs, which is consistent with the Company’s strategy on recent offerings. RBS, Wells Fargo Securities, and Barclays Capital were the lead advisers to the Company.
This offering, combined with the previous issuance of $709 million announced in April, brings the Company’s total issuance this year of term fixed-rate asset-backed securities to $1.7 billion. Along with another $1.2 billion in term fixed-rate bonds still outstanding, the Company’s private label portfolio now has two-thirds of its funding through asset-backed securities with fixed-rate, multi-year terms.

Bob Armiak, Alliance Data senior vice president and treasurer, commented, “We are thrilled to have locked in term financing at extremely low rates. The one-year series posted the lowest coupon we have ever offered, the three-year series carries a coupon nearly 100 basis points under our historical average, and the four-year series is the very first TALF-eligible credit card transaction – issued by anyone – to extend beyond the three-year TALF window. This is significant in that it demonstrates that investors believe strongly in the Alliance Data model and are committed to our asset-backed securities funding program beyond the TALF loan maturity.”

Heffernan continued, “As we’ve said on multiple occasions in the past, we will absolutely look to trade off some near-term earnings growth in exchange for locking down visibility on future earnings as well as freeing up excess liquidity for further growth. Thus, reserving capacity to issue CDs at 2 percent or bank conduits at 3 percent in favor of issuing term fixed-rate money at 4 percent makes sense. Given the extremely challenging financial environment over the past couple of years, amassing excess liquidity is the best way to ensure continued long-term growth.”

About Alliance Data

Alliance Data (NYSE:  ADS) and its family of businesses is a leading provider of loyalty and marketing solutions derived from transaction-rich data.  Through the creation and deployment of customized solutions that measurably change consumer behavior, Alliance Data helps its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. The Company manages millions of customer relationships for some of North America’s largest and most recognizable brands, helping them grow their businesses and drive profitability. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at approximately 50 locations worldwide.  Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program.  For more information about the company, visit its web site, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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